UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 27, 2015
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American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (213) 488-0226
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 27, 2015, American Apparel, Inc. (the "Company") entered into a Second Amendment to Standard Industrial/Commercial Single-Tenant Lease-Net (the "Amendment," and the underlying Standard Industrial/Commercial Single-Tenant Lease-Net, dated as of August 1, 2009, as amended, the "Lease") with Alameda Square Owner LLC ("Alameda") for its two leased buildings in downtown Los Angeles, California.

The Amendment reduces certain rent, fees, interest and reimbursements incurred primarily from periods in the first half of 2014 from $2,995,140 to $1,800,000 (which amount will be due in eleven monthly installments, starting on April 1, 2016 and ending on February 1, 2017) and reduces the base rent for the remaining premises under the Lease by fifty percent (for the period commencing on April 1, 2016 through the end of the term of the Lease). The Company also agreed to pay certain legal expenses of Alameda in connection with the Amendment.

Under the terms of the Amendment, the Company will vacate one of the leased buildings (an under-utilized 400,000 sq ft building not occupied by any manufacturing or distribution operations) on or before March 31, 2016, reducing annual rent costs under the Lease by approximately $2,100,000. The Company will continue to occupy the second 400,000 sq ft building housing its corporate offices and manufacturing operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AMERICAN APPAREL, INC.

Dated: July 31, 2015	By:	/s/ Hassan N. Natha
	Name:	Hassan N. Natha
	Title:	Executive Vice President and Chief Financial Officer